[GRAPHIC] [LOGO] TTI

August 2, 1999

Re: Approval of Amendment to Certificate of Incorporation and Adoption of Stock Option Plan

Dear Shareholder:

I am writing to inform you that Thermaltec International, Corp. (the "Company") has received written consents, executed by the holders of more than 56% of the outstanding shares of the Company's Common Stock, approving the adoption of (a) an amendment (the "Amendment") to the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock from 10,000,000 to 100,000,000, and (b) a Stock Option Plan (the "Plan") which would permit the Company to issue options to purchase up to 10,000,000 shares of the Company's Common Stock to the Company's directors, employees and certain consultants. Approval of the Amendment and the Plan requires the written consent of the holders of at least 50% of the outstanding shares of the Company's Common Stock.

As required by the provisions of the Delaware General Corporation Law, the Company is hereby notifying all non-consenting Company shareholders that it has received the necessary shareholder approvals for the adoption of the Amendment and the Plan. The effective date for shareholder approval of the Amendment and the Plan was July 7, 1999.

The Company currently anticipates the calling of a special meeting of the shareholders of the Company, to be held within the next 60 days, to vote upon a proposal to approve and adopt an Agreement and Plan of Reorganization by and among the Company, Solar Communications Group, Inc., and Andrew B. Mazzone. You will be receiving further information from the Company concerning this meeting in the near future.

For informational purposes, a copy of this notice is also being mailed to each Company shareholder who consented to tile adoption of the Ameadmeni and the Plan. Management of the Company sincerely thanks you for your support.

Very truly yours,

Andrew B. Mazzone
President
Charter Amendment

                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                         THERMALTEC INTERNATIONAL CORP.


TO:      THE SECRETARY OF STATE
         STATE OF DELAWARE

     Pursuant to the provisions of Section 242 of the General Corporation Law, this Certificate of Amendment is being filed in order to amend the Certificate of Incorporation of THERMALTEC INTERNATIONAL, CORP., a Delaware corporation (the "Corporation"), as set forth below:

     I.   The name of the corporation is THERMALTEC INTERNATIONAL CORP.

     II.  The Certificate of Incorporation is herebe amended as follows:

     Article Fourth of the Certificate of Incorporation is amended to read in its entirety as follows:

                 "The total number of shares of stock which the
               corporation is authorized to issue is 100,000,000 shares par value of $0.001 per share."

     III. In lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendment in accordance with the provisions of
Section 228 of the General Corporation Law of the State of Delaware and written notice of adoption of the amendment has been given as provided in Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

     V. This Certificate of Amendment to the Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Sections 242 and 228 of the Delaware General Corporation Law.

     VI.  The amendment shall be effective upon the filing hereof.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of

Amendment as of the 29th day of July, 1999.


                                             THERMALTEC INTERNATIONAL, CORP.




Attested:____________________________        By: /s/ Andrew B. Mazzone
                                                 -------------------------

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                         THERMALTEC INTERNATIONAL, INC.

                         ------------------------------

     THERMALTEC INTERNATIONAL, INC. , a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of said corporation at a meeting duly convened and held, adopted the following resolution:

     RESOLVED that the Board of Directors hereby declares it advisable and in the best interest of the Company that Article Fourth of the Certificate of Incorporation be amended to read as follows:

     FOURTH: The total number of shares of stock which this corporation is authorized to issue is:

                  TEN MILLION (10,000,000) AT $.001 PAR VALUE

     SECOND: That the said amendment has been consented to and authorized by the holders of a majority of the issued and outstanding stock entitled to vote by written consent given in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed by Andrew B. Mazzone this 11th day of January A.D. 2000.



                                        /s/ Andrew B. Mazzone
                                        -------------------------
                                         Authorized Officer

                            Certificate of Authority

                                                                 [STAMP]

                                   [GRAPHIC]


          Identification Number

               113255619
(Use this number on all returns and correspondence)

THERMALTEC INTERNATIONAL, CORPORATION
68A LAMAR ST
WEST BABYLON, NY 11704

is authorized to collect sales and use taxes under Articles 28 and 29 of the New York State Tax Law

                                Not Transferable

         This certificate must be prominently displayed in your place of business listed above. Fraudulent or other improper use of this certificate may cause it to be revoked. This certificate may not be photocopied or reproduced.

DTF-17 C (9/95)